Exhibit 10.10

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DEMAND RESPONSE SERVICES AGREEMENT

This Agreement made effective as of March 1, 2023 (“Effective Date”) between NuEnergen, LLC (“NuEnergen”) having an address at 10 Bank Street, White Plains, NY 10606, and T20 Mining Group LLC (“Client”), having an address of 7030 South Yale Avenue, Suite 504, Tulsa, OK 74136.

WHEREAS, Client desires to retain NuEnergen to assist Client for the properties owned and managed by Client and listed on the attached Schedule A subject to the following;

1.	PROVIDED SERVICES

A.	SPP - Ancillary Services - Operating Reserves ☒ (10-Minute Advance Notification program)

NuEnergen agrees to manage the participation by the Client in SPP’s Operating Reserves (“Reserves”) in accordance with the rules established by SPP. NuEnergen will register the Client in the program and manage all aspects related to bidding, monitoring, testing, communications, events, and payments. Client herby designates NuEnergen as its sole Market Participant (“MP”) tor for the purposes of conducting Reserves on its behalf.

1)	Payment Calculation -will be calculated based on the rules outlined in the SPP Tariffs and Manuals minus any adjustments for Event or Test underperformance.

2)

Acceptance Testing -the Client will work with NuEnergen to prove Client capability at each facility, including steps needed to meet SPP requirements, prior to NuEnergen completing registration of each facility in SPP.

3)

Bid / Nomination Adjustments - Client agrees that NuEnergen may adjust the bid / nominated kW in the future, based upon actual test and/or event performance, changes in facility operations, program rules or other regulation changes.

4)	EnerTrac Dashboard - Client will have access to the Demand Response portal within the NuEnergen “EnerTrac” on-line dashboard at no-charge for all resources that are participating in the program.

5)	Notifications - NuEnergen will provide Client an “Immediate Activation Notification” upon receipt of an Activation Notice from SPP.

6)	Dispatch System - Client agrees that NuEnergen can install a Dispatch System that consists of hardware and software stipulated by SPP to meet Program requirements.

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2.	CLIENT REQUIREMENTS

A.

Emergency Generators - If Emergency Generators are used in conjunction with reducing load to participate in any of the above programs, Client must comply with all Federal, State and Local laws regarding such permitting for use in the programs. Additionally, Client must maintain all records that are required by all Federal, State and Local laws for the installation and use of Emergency Generators in any of the programs.

B.

Interval Meter - Client must have a Utility Grade Interval Meter to participate in the program. Client agrees to engage the local Utility to ensure the Interval Meter is functional and communicating hourly interval data to the local Utility in a timely manner. Incorrect or incomplete interval data during an enrollment period may result in performance de rates and/or retroactive disqualification of the enrollment. Client agrees that if a suitable meter is not currently installed, NuEnergen will install an approved meter and that the costs of the meter will be deducted from the Client payments. Client also agrees that any monthly costs associated with a phone line for the Interval Meter will be paid for by the Client.

C.

Material Changes in Load - Client agrees to notify NuEnergen when it expects the daytime peak kW load to decrease by 25% or more and remain at the decreased level for more than 30 days. Failure to notify NuEnergen in a timely manner of such decreases in load may result in retroactive disqualification of the enrollment during the months in which the site remained at the decreased load level.

D.

Smart Grid RTM - NuEnergen offers and recommends that all resources enrolled in Demand Response have a Real Time meter installed to monitor electricity usage in real-time. With Clients approval, NuEnergen will install its Smart Grid RTM for monitoring purposes. A separate services agreement is required for all Smart Grid services.

E.	Contacts - Client agrees to provide a minimum of two (2) contacts at the site for any and all communications related to tests and/or event communications on “Schedule B” attached.

F.

Dispatch System Installation - In the event that a Dispatch System needs to be installed, Client will provide NuEnergen personnel, or their designee, with access to meters and/or equipment at facilities listed on Schedule A in order to install the Dispatch System.

3.	GENERAL TERMS

A.	Payments - NuEnergen will pay Client 72.5%, of the Payment Calculation for the mutually agreed upon enrolled capacity.

B.	Payment Timing - NuEnergen will pay client within 45 days of the close of the period. For Contingency Reserves payments will be made monthly, within 45 days of the close of each calendar month.

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C.

Term and Termination - This Agreement is in effect for a period of three (3) years from the effective date above, or, if applicable, to the completion date of any active enrollments the period stipulated previously, whichever occurs later. The Term shall automatically renew for additional and successive 6-month terms unless either party provides the other written notice of its intent to terminate this Agreement at least sixty (60) days prior to the expiration of the Term.

D.	Governing Law - This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of Texas without reference to its choice of law principles.

E.

Confidentiality - NuEnergen and Client agree to hold in strictest confidence all information and material which is related to the other party’s business, which is designated as proprietary and confidential, or which is related to the performance by the other party of its obligations under this Agreement. Proprietary and confidential information includes but is not limited to the terms of this Agreement, information related to research, development, pricing, trade secrets, lists, meter data collected by NuEnergen or business affairs of the parties to this Agreement.

F.

Force Majeure - Neither party hereto shall be responsible for any failure or delay in the performance of any obligation hereunder, if such failure or delay is due to a cause beyond the party’s reasonable control, including, but not limited to acts of God, flood, fire, volcano, war, third-party suppliers, labor disputes or governmental acts.

G.

Assignment - Neither party may assign this Agreement without the prior written consent of the other party, except that either party may, without the consent of the other, may assign the Agreement to a controlled subsidiary of that party or a purchaser of all or substantially all of the party’s assets used in connection with performing this Agreement, provided the assigning party guarantees the performance of and causes the assignee to assume in writing all obligations of the assignor under this Agreement.

INTENDING TO BE BOUND, the authorized representatives of each party has executed this Agreement and Client authorizes NuEnergen to commence the Services described in this Agreement.

/s/ Kevin A. Hamilton	/s/ Jeremy Henshaw	Mar 27, 2023
Authorized Signature	Authorized Signature	Date

Kevin A. Hamilton, CEO	Jeremy Henshaw
Printed Name & Title	Printed Name & Title

Mar 27, 2023	7020 S Yale Ave, STE 504, Tulsa, OK 74136
Date	Address